                                                                   EXHIBIT 99.1

CONTACT:        Deborah Dawson                  FOR IMMEDIATE RELEASE
                Geoworks
                (510) 814-1660

                Neal Rosen, Kalt, Rosen & Associates
                (415) 397-2686

              GEOWORKS REPORTS FOURTH QUARTER AND YEAR END RESULTS

        (ALAMEDA, CA), April 24, 1997 -- Geoworks (NASDAQ National Market
Symbol: GWRX), a leading developer of operating system software for the emerging mobile communicating device market, today announced results for the fourth quarter and all of fiscal 1997.

        For the quarter ended March 31, 1997, Geoworks reported revenues of $1,931,000 compared with revenues of $1,267,000 for the same period a year ago. The company reported a loss of $5,823,000, or $.38 per share, versus a loss of $2,974,000, or $.20 per share, for the same period a year ago. The results for the fourth quarter of 1997 include a one-time charge of $1,450,000, or $.09 per share, related to Geoworks' acquisition of the Eden Group in February, 1997.



        For the year ended March 31, 1997, the company reported revenues of $11,096,000 compared with revenues of $6,279,000 for fiscal 1996. For fiscal 1997, Geoworks reported a loss of $13,476,000, or $.88 per share, compared with a loss of $9,711,000, or $.75 per share, for fiscal 1996. Results of operations for the quarter ended March 31, 1996 and for fiscal year 1996, as shown above, have been restated to include the effects of Geoworks' acquisition of the Eden Group.



        "As we announced last month, the lower than anticipated revenues during the quarter are due to several factors. These include delays in NRE (non-recurring engineering fees) and the company's adoption of a more conservative approach to estimating OEM product shipments which has resulted in the company reporting

GEOWORKS REPORTS FOURTH QUARTER AND YEAR END RESULTS
PAGE 2

nominal royalty revenues in the fourth quarter of fiscal 1997," said Gordon Mayer, president and chief executive officer of Geoworks.

        "We are incorporating this more conservative estimation approach because tracking early quarterly shipments of new products is inherently difficult," he continued. "We believe focusing on product sell-through to the ultimate consumer will be a more accurate and predictable measure of the company's progress."

        Mayer said that the company is initiating a number of strategic programs to pursue its goal of achieving break-even operations by the fourth quarter of fiscal 1998. "Specifically, we are going to become more conservative in our estimates of early product acceptance rates and we intend to hold operating costs to a lower level than initially planned for this coming year.


        "In March, we hired a new chief financial officer, David Thatcher, whose objectives will be to complete a financial review and to revisit our strategic plan with an emphasis on enabling Geoworks to reach its goal of break-even operations within the next 12 months," Mayer noted.



        The company realized several major accomplishments during the quarter, Mayer noted. These include the strategic acquisition of the Eden Group, a United Kingdom-based provider of system software for RISC-based mobile devices. This transaction will enable Geoworks to provide a more complete operating system solution to its existing hardware customers, as well as attract additional hardware customers.


        Geoworks also recently announced that Toshiba had introduced its new Genio PCV100 Pocket Communicator based on Geoworks' operating system.
"This is the first product with the Geoworks operating system to be introduced in the Japanese domestic market, which is the world's fastest growing digital cellular market in the world," Mayer commented.



        Also during the quarter, Geoworks continued to enhance its relationship with Nokia by jointly introducing a major expansion of the Geoworks Developer Program, an instructional training, services and support program, to help developers create

GEOWORKS REPORTS FOURTH QUARTER AND YEAR END RESULTS
PAGE 3

applications for smart phones, such as the Nokia 9000, built upon the GEOS(R) operating system platform.

        "The Nokia 9000, which is now shipping in more than 30 countries, continues to receive industry recognition and is expected to be available in the U.S. during the second half of 1997," Mayer said. "We expect that developers will respond enthusiastically to the availability of tools enabling them to build applications for the device's growing customer base."

        The company also has announced that it has licensed Java(TM) technology from JavaSoft, a business unit of Sun Microsystems, Inc. Under the agreement, Java will be ported to the GEOS operating system platform, enabling developers to build applications for GEOS-based smart phones using the industry-standard Java language. This enables Java developers to extend the functionality of GEOS-based smart phones by developing existing and new Java applications.

      Based in Alameda, California, Geoworks is a leading software provider for the cellular industry and manufacturers of mobile communicating devices, including smart phones. The company has licensed its GEOS operating system to leading manufacturers such as Nokia, Ericsson, NEC, Toshiba Corporation, Hewlett-Packard Company, Brother International Corp. and Canon Business Machines. In addition, the company intends to work with content and services providers, and international cellular operators.

        In keeping with U.S. law, Geoworks notes that this press release includes forward looking statements, including the company's plan to achieve future revenues and profitability, anticipated third party software development, estimates concerning market growth, and the timing and availability of new product and service offerings. Actual results may vary significantly due to various risks and uncertainties. The smart communicator market and third party application market may not emerge to the degree or in the timing anticipated; and new technologies are inherently subject to development, timing and consumer acceptance risks. To date, the company has

GEOWORKS REPORTS FOURTH QUARTER AND YEAR END RESULTS
PAGE 4

incurred significant losses, has had substantial negative cash flows and has realized limited revenues. The company expects to continue to incur substantial annual operating losses at least through the fiscal year ended March 31, 1998. Future results depend upon the emergence of the smart communicator market, establishment of licensing relationships with leading market participants, introduction of successful products and services, and achievement and maintenance of a competitive advantage. Additional information is available in the Risk Factors and Business discussions in the company's Forms 10-K, 10-Q and other filings available from the company or from the Securities and Exchange Commission.

        For additional information on Geoworks and the GEOS operating system, contact Geoworks on the World Wide Web at http://www.geoworks.com.

                                    GEOWORKS
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                     (in thousands, except per share data)



                                                 Three Months Ended            Twelve Months Ended
                                                 ------------------            -------------------
                                               March 31,       March 31        March 31,        March
                                                 1997            1996            1997          31, 1996
                                               ---------       --------        ---------       --------
Net revenues:
  License revenue and product sales             $   460         $   648         $  6,620        $  4,649
  Research and development fees                   1,371             619            4,176           1,630
  Service revenue                                   100             --               300             --
                                                -------         -------         --------        --------
    Total net revenue                             1,931           1,267           11,096           6,279

Operating expenses:
  Cost of license revenue and product sales          (7)             18              624             122
  Sales and marketing                             1,984           1,294            7,108           4,510
  Research and development                        3,889           2,618           13,698           9,109
  General and administrative                        854             910            3,708           3,254
  Cost of merger                                  1,450                            1,450
                                                -------         -------         --------        --------
    Total operating expenses                      8,170           4,840           26,588          16,995
                                                -------         -------         --------        --------
Operating loss                                   (6,239)         (3,573)         (15,492)        (10,716)

Other income (expense):
  Interest income                                   458             702            2,324           1,377
  Interest expense                                  (33)           (103)            (244)           (372)
                                                -------         -------         --------        --------
Loss before income taxes                         (5,814)         (2,974)         (13,412)         (9,711)

Provision for income taxes                            9             --                64             --
                                                -------         -------         --------        --------
Net Loss                                        $(5,823)        $(2,974)        $(13,476)       $ (9,711)
                                                =======         =======         ========        ========
Net loss per share                              $ (0.38)        $ (0.20)        $  (0.88)       $  (0.75)
                                                =======         =======         ========        ========
Shares used in per share computation             15,407          14,867           15,234          13,032
                                                =======         =======         ========        ========

                                   GEOWORKS
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                                      MARCH 31,     MARCH 31,
                                                         1997         1996
                                                      ---------     --------
ASSETS
Current assets
  Cash and cash equivalents                            $ 6,319       $11,052
  Marketable securities                                 30,501        39,625
  Prepaid expenses and other current assets                907           709
                                                       -------       -------
    Total current assets                                37,727        51,386
Furniture and equipment, net                             3,546         2,494
Other assets                                               120           160
                                                       -------       -------
                                                       $41,393       $54,040
                                                       =======       =======

LIABILITIES AND SHAREHOLDERS'
EQUITY (DEFICIT)
Current liabilities
  Accounts payable and accrued liabilities             $ 1,629       $ 1,565
  Deferred revenue                                       1,444         5,529
  Other current liabilities                              1,028           707
                                                       -------       -------
    Total current liabilities                            4,101         7,801
Other liabilities                                          739         2,927
                                                       -------       -------
  Total liabilities                                      4,840        10,728
Shareholders' equity (deficit)                          36,553        43,312
                                                       -------       -------
                                                       $41,393       $54,040
                                                       =======       =======

                                   GEOWORKS
                    CONDENSED CONSOLIDATED FINANCIAL SUMMARY
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               THREE MONTHS ENDED       TWELVE MONTHS ENDED
                             MARCH 31,     MARCH 31,   MARCH 31,     MARCH 31,
                               1997          1996        1997          1996
                             ---------     ---------   ---------     --------
Net revenues                  $ 1,931       $ 1,267     $ 11,096      $ 6,279
                              =======       =======     ========      =======

Net loss                      $(5,823)      $(2,974)    $(13,476)     $(9,711)
                              =======       =======     ========      =======

Net loss per share            $ (0.38)      $ (0.20)    $  (0.88)     $ (0.75)
                              =======       =======     ========      =======

Shares used in per share
computation                    15,407        14,867       15,234       13,032
                              =======       =======     ========      =======